[LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT]




February 1, 2000

The Bear Stearns Companies Inc.
245 Park Avenue
New York, New York  10167

Ladies and Gentlemen:

We have acted as special counsel to The Bear Stearns Companies Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Prospectus Supplement, dated January 25, 2000 (the "Prospectus Supplement"), to the Prospectus, dated August 9, 1999 (the "Prospectus"), relating to U.S. $850,000,000 aggregate principal amount of 7.625% Global Notes due 2005 (the "Notes"). The Prospectus and Prospectus Supplement are included in the Registration Statement on Form S-3 (Registration No. 333-83049) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to which this opinion letter is an exhibit.

In rendering the opinions set forth below, we have examined and relied upon, among other things, (a) the Registration Statement, including the Prospectus and Prospectus Supplement constituting a part thereof, (b) the Indenture, dated as of May 31, 1991, as supplemented by the First Supplemental Indenture, dated as of January 29, 1998 (as supplemented, the "Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank and successor by merger to Manufacturers Hanover Trust Company), as Trustee, filed as an exhibit to the Registration Statement, and (c) originals, copies or specimens, certified or otherwise identified to our satisfaction, of such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinions that were not known to us, we have relied upon statements and representations of officers and other representatives of the Company and of public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review,

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Bear, Stearns & Co. Inc.              -2-                       February 1, 2000



search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter. In addition, we have assumed that the Notes will be executed and delivered in substantially the form in which they are filed as an exhibit to the Registration Statement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York, to the extent expressly referred to in this opinion letter, the federal laws of the United States of America, and the General Corporation Law of the State of Delaware. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein.

Based upon and subject to the qualifications set forth herein, we are of the opinion that:

1. The Notes, when duly executed, authenticated, and sold and delivered, as contemplated in the Prospectus and the Prospectus Supplement, will be duly authorized and legally issued and will constitute binding agreements of the Company entitled to the benefits of the Indenture in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The statements made in the Prospectus Supplement, under the caption "Certain US Federal Income Tax Considerations," insofar as such statements purport to summarize certain federal income tax laws of the United States or legal conclusions with respect thereto, have been reviewed by us and constitute a fair summary of the principal U.S. federal tax consequences of the purchase, ownership and disposition of the Notes. All such statements are based upon current law, which is subject to change, possibly with retroactive effect. Further, there can be no assurance that the Internal Revenue Service will not take a contrary position.

We assume no obligation to update or supplement this letter to reflect any facts, circumstances, laws, rules or regulations, or any changes thereto, or any court or other authority or body decisions or governmental or regulatory authority determinations which may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this Firm in the Prospectus Supplement constituting a part of the Registration Statement under the captions "Certain US Federal Income Tax Considerations" and "Legal Matters," without admitting that we are "experts"

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Bear, Stearns & Co. Inc.              -3-                       February 1, 2000



within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                    Very truly yours,


                                    /s/ CADWALADER, WICKERSHAM & TAFT